FEEDSTOCK ACQUISITION AGREEMENT

THIS FEED STOCK ACQUISITION AGREEMENT (the "Agreement") made and entered into as of the effective date of September 30, 2024 (the "Effective Date"), by and between **LAND RESOURCES & ROYALTIES LLC**, a Indiana limited liability company with a principal mailing address of PO Box 264, Fishers, Indiana 46038, hereinafter referred to as "**LRR**", and **NOVUSTERRA, INC.**, a Florida corporation, with a principal mailing address 12175 Visionary Way, Suite 420, Fishers, Indiana 46038, hereinafter referred to as "**NOVS**".

WHEREAS, LRR is the owner of certain coal waste, slurry, and other processed materials (collectively or individually, the "Carbon Feedstock") placed within and upon the surface of property owned by LRR located on Big Groundhog Branch of Middle Johns Creek in Pike County, Kentucky, as more particularly described in the Deed from McCoy Elkhorn Coal LLC (d/b/a McCoy Elkhorn Coal Company) and Quest Energy Inc. to Land Resources & Royalties, dated October 24, 2016 (with an effective date of February 29, 2016), being item number 13 of Exhibit A of said deed, recorded in Deed Book 1043, Page 674, Pike County Clerk's Office, the descriptions in which are incorporated herein by reference for all intents and purposes, and which property is hereinafter referred to as "Big Groundhog" and the boundaries of which are depicted generally on the map attached hereto as Exhibit "A";

WHEREAS, NOVS desires to purchase from LRR an amount of Carbon Feedstock from Big Groundhog for the purchase price identified in this Agreement; and

WHEREAS, LRR grants unto NOVS certain surface rights and transportation rights in and to Big Groundhog for the purpose of removing the Carbon Feedstock.

NOW, THEREFORE, for and in consideration of the mutual covenants and conditions herein, and other good and valuable consideration exchanged by and between the parties hereto, the sufficiency and receipt of which is hereby acknowledged, LRR and NOVS agree as follows.

SECTION 1

PURCHASE AND SALE

1.1 NOVS shall purchase from LRR, and LRR shall sell to NOVS, the total slurry, fines and carbon feedstock ("Carbon Feedstock") as stated in the evaluation report from Bill Johnson (attached as Exhibit B) in the approximate sum of 13,656,060 short tons of Carbon Feedstock, which results in approximately 1,092,485 short tons of coal at 20% ash from Big Groundhog (the "Purchased Carbon"). The consideration paid by NOVS to LRR for the Purchased Carbon will be four million four hundred thousand dollars ($4,400,000.00, the "Consideration"). The Consideration will be paid immediately to LRR in the form of one million one hundred thousand (1,100,000) shares of common stock of NOVS (the "Common Stock").

1.2 LRR agrees that it will not sell any Common Stock for a period of six (6) months after the Effective Date.

SECTION 2

RIGHTS GRANTED

2.1 LRR, only insofar as it has the legal right to do so under the deeds and other instruments by which it claims Big Groundhog, hereby grants unto NOVS the non-exclusive right to utilize the surface described within Big Groundhog for the limited purpose of extracting, removing, and transporting the Purchased Carbon Feedstock from Big Groundhog and for and during the term herein below specified, along with the free and uninterrupted non-exclusive use of, and rights-of-way into, upon, over, across, and through, Big Groundhog, only utilizing existing roads.

2.2 In addition to the rights identified in Section 2.1 above, NOVS shall have the right to utilize Big Groundhog for any on-site beneficiation of the Purchased Carbon that NOVS finds desirable or convenient to its business, so long as it does not interfere with the operations of LRR or any of its lessees, at LRR's sole determination. Furthermore, NOVS shall operate in a manner that minimizes the creation of any environmental liabilities within Big Groundhog, and any activities of NOVS that creates additional environmental liability will be remediated in accordance with Section 11.2 of this Agreement.

SECTION 3

TERM

3.1 The initial term of this Agreement, and the right to utilize the surface rights of Big Groundhog as described herein, shall be for a period of Five (5) years commencing upon the Effective Date hereof (the "Initial Term"). In addition, NOVS may extend this Agreement upon the same terms and conditions set forth herein for Ten (10) successive yearly extended periods so long as NOVS is actively extracting Purchased Carbon from Big Groundhog during a majority of those thirty (30) days prior to the expiration of the Initial Term or any successive Extended Term. Each such yearly extension of this Agreement (i) is hereunder referred to as an "Extended Term", and (ii) shall take effect only upon NOVS giving LRR written notice at least thirty (30) days in advance of the expiration of the Initial Term or any successive Extended Term of its desire to enter into an Extended Term of this Agreement

3.2 Upon thirty (30) days written notice to LRR, NOVS may, at its option, terminate this Agreement within the Initial Term or any Extended Term. LRR will keep ownership and possession of the Common Stock that was paid as consideration under this Agreement, regardless of any termination of this Agreement by function of expiration of the Term or an Extended Term, or by function of Default as defined in Section 7.

SECTION 4

BOOKS AND RECORDS

4.1 LRR, or its agents, shall have the right to inspect and audit the books and records of NOVS as reasonably necessary to verify the accuracy of the quantities of Carbon Feedstock removed from Big Groundhog pursuant to this Agreement. All such inspections and audits shall be scheduled with NOVS so as not to unreasonably interfere with business activities of NOVS.

SECTION 5

OPERATIONS

5.1 NOVS shall provide LRR written notification at least ninety (90) days in advance of its intent to extract any part of the Purchased Carbon. The written notification shall include the desired amount of Purchased Carbon that NOVS intends to remove during the immediately subsequent 90-day period, including a map of the location within Big Groundhog where it intends to remove the Purchased Carbon identified by such notice. By way of example, should NOVS desire to remove 30,000 tons of Purchased Carbon in January and February of a given year, NOVS will provide LRR with written notice of this removal prior to September 30 of the prior year, along with a map showing the location of the Purchased Carbon removal. LRR will have the sole right to restrict any removal or transportation of any Purchased Carbon should LRR, in its sole determination, believe that such removal or transportation poses an environmental, operational (whether that of LRR or is lessees), or safety risk, at which point the parties will mutually agree on another location within Big Groundhog or another timeframe of removal that meets the parties' needs to the best of the parties' abilities.

5.2 In connection with its surface rights hereunder, NOVS shall comply with all applicable laws, rules, regulations, and orders which are currently in force, or which may be hereafter enacted by the United States of America, the Commonwealth of Kentucky, or any other applicable governmental authority.

5.3 If: (a) because of any act or omission of NOVS, or anyone claiming by, through or under NOVS, or (b) by reason of or arising out of the use of Big Groundhog or immediately adjacent property(ies) owned by LRR or any equipment owned by NOVS, any mechanics' or other lien, encumbrance, judgment lien, or order for the payment of money or the performance of any act or thing, shall be filed against any part of Big Groundhog or any immediately adjacent property(ies) owned by LRR, or against LRR or LRR's affiliates (whether or not such lien or order is valid or enforceable as such), NOVS shall, at NOVS' own cost and expense, cause the same to be cancelled and discharged of record within Thirty (30) days after the date of filing thereof or provide a bond (satisfactory to LRR) insuring over any such lien or encumbrance in lieu thereof, and NOVS shall also indemnify and save harmless LRR from and against any and all costs, expenses, claims, losses or damages, including reasonable attorneys' fees, resulting from NOVS' failure to cancel or discharge as provided above.

5.4 NOVS shall indemnify and hold harmless LRR from any and all liabilities, demands or losses suffered by third parties that are directly attributable to NOVS' activities. This indemnification shall survive termination of this Agreement.

SECTION 6

INSURANCE

6.1 NOVS covenants and agrees to keep and maintain in full force and effect at all times during the continuance of this Agreement comprehensive liability insurance covering NOVS; operations and other activities on Big Groundhog or any other adjacent property(ies) of LRR, and other activities hereunder with at least the minimum liability coverage limits required by law and shall name LRR as an additional insured on said policies. Upon demand, NOVS shall furnish to LRR copies of all insurances to evidence compliance with this Agreement.

SECTION 7

DEFAULT

7.1 In the event of any default on the part of NOVS under the provisions of this Agreement on its part to be kept, performed, and/or observed, including the failure of NOVS to make any payments or other monies due to LRR hereunder, LRR shall give written notice to NOVS of such default(s) and NOVS shall have a period of ten (10) days after its receipt of such written notice of payment default(s) to correct such payment default(s). In the event NOVS does not correct such payment default(s) within 10 days after its receipt of said written notice, LRR, at its option, may terminate this Agreement without further notice to NOVS. It is agreed and understood that LRR may not terminate this Agreement unless it have provided the written notice called for herein, and NOVS has failed to cure said default. If LRR does properly terminate this Agreement as provided for in this Section 7.1, then this Agreement shall become null, void, and of no further legal effect excepting only NOVS' right of re-entry hereinbelow specified in Section 11 and LRR may repossess all rights associated with Big Groundhog, either by act of re-entry or by any other appropriate legal proceeding(s), without any liability for damages to NOVS for so doing.

SECTION 8

WAIVER

8.1 In the event of default(s) hereunder, failure or delay of either party hereto at any time to avail itself of its rights and remedies shall not be considered or construed as a waiver by said party of its rights and remedies; nor as a waiver of the same in the event of subsequent default(s) hereunder, whether or not similar.

SECTION 9

NOTICES

9.1 Any notice required or permitted to be given to either party hereunder shall be deposited in the United States mail, duly registered or certified, with postage thereon prepaid. All notices given hereunder shall be addressed to the respective parties at their addresses as set forth in the preamble of this Agreement. If either party should change his/its address during the term of this Agreement or any renewal or extension thereof, it shall be the obligation of said party to notify the other party or parties to the Agreement of any change of address. Any notice given in accordance with this Section shall be deemed effective on the second business day following the date it is mailed.

SECTION 10

WARRANTY OF TITLE

10.1 LRR generally warrants the title to Big Groundhog. If LRR owns less than a 100% interest in Big Groundhog, and instead owns merely some lesser interest therein, all payments due to LRR hereunder shall be reduced proportionately in accordance with the actual interest owned by LRR.

10.2 In the event litigation is instituted or an adverse claim is made regarding a dispute or question as to the ownership of Big Groundhog, the boundary lines of Big Groundhog, or any monies to be paid by NOVS to LRR hereunder, NOVS shall deposit any and all monies which are due or which may become due during the pendency of such litigation or claim in a separate interest-bearing account with a federally insured financial institution to be selected by NOVS. The deposit of such funds into such an account shall satisfy NOVS' obligation hereunder with respect to payment of monies, and NOVS shall not be deemed to be in default so long as deposits in the appropriate amounts are made timely to the said account. Funds so escrowed shall be held until such litigation, claim, dispute or question has been finally adjudicated by a court of competent jurisdiction or settled by and between all of the adverse parties and adequate proof thereof has been furnished to NOVS.

10.3 No change in ownership of Big Groundhog after the Effective Date of this Agreement shall change the Common Shares paid to LRR.

10.4 LRR may, at its option, discharge any tax, mortgage or other lien or encumbrance on Big Groundhog, whether existing or hereinafter created, in the event of default in payment of the same by NOVS. If LRR makes any such payments, it shall be subrogated to the rights of the holder of such lien and may recover from NOVS or credit against any future amounts payable to NOVS hereunder the amount of any such payments.

SECTION 11

NOVS' RIGHT OF RE-ENTRY

11.1 All provisions of this Agreement to the contrary notwithstanding, upon the termination/expiration of this Agreement for any reason whatsoever, NOVS does and shall have the right to re-enter Big Groundhog for a period of sixty (60) days after termination or expiration of this Agreement to remove from there all of its property equipment, and apparatus, whether or not affixed, used in conjunction with its operation hereunder.

11.2 All provisions of this Agreement to the contrary notwithstanding, NOVS does and shall have the right to re-enter Big Groundhog following the expiration or termination of this Agreement, for the sole purpose of doing any and all additional reclamation work that may be necessary to remediate the lands to a similar condition present as of the Effective Date of this Agreement, or to otherwise comply with all reclamation obligations imposed upon NOVS by appropriate governmental authorities, provided, however, that all work performed by NOVS under this section shall be prompt, expeditious, diligent, and professional workmanlike until completion.

SECTION 12

ASSIGNMENT AND SUBLETTING

12.1 NOVS does and shall have the right to sublet or assign any portion of or all of its rights hereunder, provided, however, that NOVS cannot assign any portion of or all of its rights under this agreement without written consent of the LRR.

SECTION 13

MISCELLANEOUS

13.1 This Agreement shall be construed and enforced in accordance with the substantive laws of the State of Indiana, without regard to its conflict of laws doctrine. Any disputes that arise under this Agreement shall utilize the exclusive jurisdiction of the courts located within the State of Indiana.

13.2 This Agreement constitutes the entire Agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, representations, and understandings of the parties hereto relating to the subject matters hereof.

13.3 Any modification, alteration, waiver, or addition to this Agreement, or any part hereof, shall be valid and binding only if the same is in writing and fully executed by the parties hereto.

13.4 Any captions appearing in these presents are for identification purposes only and shall not be considered or construed as affecting, in any way, the meaning of the provisions hereof.

13.5 This Agreement shall inure to the benefit of and be of full and binding effect upon the parties hereto and their respective heirs, successors and assigns.

13.6 LRR and NOVS agree that the terms of this Agreement shall remain confidential and privileged between the parties, and that neither of them shall cause this instrument to be placed of record in any office of the county court clerk.

13.7 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any one or more of the other provisions of this Agreement. The parties agree that this Agreement and all provisions thereof shall be interpreted so as to give effect and validity to all of the provisions hereof to the fullest extent permitted by law.

13.8 This Agreement may be executed in one or more counterparts and all such counterparts shall be taken together to constitute one and the same document.

[remainder of page left blank; signature page follows]

IN TESTIMONY WHEREOF, the parties hereto have caused their respective signatures to be hereunto subscribed this the day and year first above written.

LRR:

LAND RESOURCES & ROYALTIES LLC

Thomas Sauve
Manager

NOVS:

NOVUSTERRA, INC.

Greg Jensen
CEO



Blackburn Bottom
Cem
BM759
BM 770
BM 763
758
843
1400
1200
1000
PIPELINE
881
Swamp
4WD
Access Road
BM 778
BM 792
Johns
796
Tailings Pond
Lick
Branch
Spruce Pine Fk
Pigpen Fk
1800
1600
1001
1674
1706
1871
Lawson
Lick Fk

Carbon Feedstock Location
180.0+/- Acres

IMPORTANT NOTICE: MAP FOR INFORMATIONAL PURPOSES ONLY. MAP NOT TO BE USED FOR RECORDING OR LAND TRANSFER PURPOSES.LAND RESOURCES & ROYALTIES LLC DOES NOT WARRANT THE PRECISE LOCATION OF ANY PROPERTY LINE(S) OR OTHER STRUCTURES SHOWN ON THIS MAP OR THE CLOSURE OF ANY DEED DESCRIPTIONS. ALL BOUNDARY LINES SHOWN ON THIS MAP MUST BE VERIFIED, ON THE GROUND, BY TRANSIT SURVEY AFTER TITLE EXAMINATION, PRIOR TO USE. FURTHERMORE, LAND RESOURCES & ROYALTIES LLC DOES NOT WARRANT THE ACCURACY OR EXTENT OF ANY MINE WORKINGS, WHETHER DEEP OR SURFACE, SHOWN ON THIS MAP.



GENERAL LOCATION MAP
SOUTH EASTERN KENTUCKY - NO SCALE
PIKE
Lease Location

Land Resources & Royalties LLC

Exhibit "A"
Land Resources & Royalties LLC
Agreement LRR-603
Feedstock Sale to Novusterra Inc.

Pike County
Kentucky

COORDINATE SYSTEM	SCALE	QUADS	ID	LAYOUT
NAD 27 KY-S	0 — 1,000 feet	META	TMS 07/20/24	8.5 x 11

Exhibit B

MOUNTAIN PROFESSIONAL SERVICES LLC

925 Dawahare Drive Hazard, Kentucky / Tel (606) 233-9339 / Email MPS.Engineering@outlook.com

September 20, 2024

Mr. Greg Jensen
Chief Executive Officer
Novusterra Inc.
12175 Visionary Way
Suite 420
Fishers, IN 46038

Re: Evaluation of Big Groundhog Slurry Impoundment Volume of Coal Fines

Dear Mr. Jensen:

Mountain Professional Services LLC (*MPS*) has completed an evaluation of the Big Groundhog Slurry Impoundment MSHA ID 1211-KY6-0231-02. The Kentucky Department on Natural Resources permit number 898-1103, in Pike County, Kentucky. This Impoundment is controlled by **McCoy Elkhorn Coal LLC dba McCoy Elkhorn Coal Company (MEC).** The evaluation was completed to quantify the number of recoverable slurry/fines currently in place in the Big Groundhog Slurry Impoundment.

The evaluation of ***MEC***'s reserve is based on detailed mapping, survey data, and designs, and as built drawings of various stages of the impoundment's construction. ***MPS*** used the data to generate 3D models of the original ground and current configuration to calculated the amount of coal fines deposited over the life of the impoundment. The tons were then compared and confirmed to reported volumes from annual MSHA certifications and reported operating volumes generated by the preparation plant.

The Impoundment currently has an active Kentucky Department of Natural Resources permit and an approved MSHA design that allows for additional material to be placed in the

impoundment.

This evaluation was based on an several different sources to confirm the volume calculations. Additionally, it should be noted that anywhere ***MPS*** had a range of values to use in calculations the most conservative numbers were assumed. With that process being used throughout the project, it is ***MPS***'s professional opinion that the reported tons are conservative. The reserves were estimated based on quality and laboratory data supplied by ***MEC***.

We appreciate the opportunity to provide you with this evaluation of ***MEC***'s recoverable tons in the Big Groundhog Slurry Impoundment. If we can provide further assistance, or if you have any questions, please do not hesitate to contact us.

Sincerely,

Mountain Professional Services

Seal


STATE OF KENTUCKY
BILL
JOHNSON
19105
LICENSED
PROFESSIONAL ENGINEER

Bill Johnson, P.E.

President

Index

1 Executive Summary

The Big Groundhog Slurry/Refuse Impoundment has been operational since the early to mid-1990's. It was constructed to handle the reject from the Bevins Branch Prep Plant for the McCoy Elkhorn Coal Mining Operations. The plant reject that defined the quality of the slurry/fines that filled the Big Groundhog Impoundment over the years consisted of both high quality metallurgical and steam coal. Coal seams that served as the majority feed stock for the prep plant were Elkhorn #3 and splits, Elkhorn #2 and splits, Millard (Glamorgan), and Fireclay seams. This property is controlled/Owned by McCoy Elkhorn Coal LLC dba McCoy Elkhorn Coal Company (MEC). McCoy Elkhorn Coal LLC (MEC) contracted Management Consulting Services to completed a detailed calculation of the impounded volume of slurry/fines in the Big Groundhog Impoundment. Coal analysis and values for slurry and fines were supplied by MEC.

2 Summary of the Mining Complex

The source of the feed stock for this operation would be the Big Groundhog Coal Slurry Impoundment. This slurry impoundment has accumulated over 13.6MM tons of coal slurry. This has the ability to produce up to 480,000 tons of pure carbon. Big Groundhog has been the permitted fines and slurry storage facility for the adjacent coal preparation plant for the last 3 decades. The impoundment currently has additional storage capacity permitted.

Big Groundhog is located in Pike County, Kentucky. Approximately 10 miles north of Pikeville near the intersection of HWY 119 and HWY 194.

3 Process and assumptions

MPS used current LIDAR, United States Geological Survey, and company topographic mapping along with recent survey data and water levels in the impoundment to calculate the existing volumes. The original and currently approved MSHA Big Groundhog Slurry Impoundment designs and the annual impoundment certifications were also used to confirm calculations along with Google Earth mapping. The original

ground and current coarse refuse dam were used as a base and the current slurry/fines configuration was used to calculate volume of coal in the impoundment.

MEC supplied analysis and laboratory data slurry/fines. The coal slurry/fines were 60% water by weight. The lab supplied densities and coal analysis of approximately 20% recovery of a 20% Ash Coal product from the raw slurry/fines. This yielded the total recoverable coal @ 20% ash of 1.09 million tons. Calculations summarized in table below.

Coal Types

Coal types

Different **coal types** are all minerals and rocks made largely of carbon. This fossil fuel generates ~40% of the world's electricity and about 25% of the world's primary energy. However, not all coal used is the same; it comes in different quantity levels of carbon—which dictates the quality of the coal. Higher quality coal produces less smoke, burns longer, and provides more energy than lower quality coal.

The table below includes the carbon contents, and energy densities of coal. In addition, it states the moisture content before drying, and the amount of volatile content, after it's dried.

Table 1: Types of Coal[1]

Coal	Dry, Carbon content (%)	Moisture content before drying (%)	Dry, volatile content (%)	Heat Content (MJ/kg)
Anthracite	86-92	7-10	3-14	32-33
Bituminous coal	76-86	8-18	14-46	23-33
Sub-Bituminous coal	70-76	18-38	42-53	18-23
Lignite	65-70	35-55	53-63	17-18
Peat	<60	75	63-69	15

The following is an overview of the different grades of coal, ordered from lowest to highest quality. Please see their main pages to learn more about each type.

Peat

main article



Figure 1. Cuttings of peat from a peat bog.[2]

Peat is a soft, crumbly, dark brown substance that is formed from generations of dead and partially decaying organic matter. Peat is the first step in the formation of coal, and slowly becomes lignite after pressure and temperature increase as sediment is piled on top of the partially decaying organic matter. In order to be turned into coal, the peat must be buried from 4-10 km deep by sediment.[3] Peat exhibits the lowest carbon content (less than 60%) and has an energy density of 15 MJ/kg[4]

Lignite



Figure 2. Lump of lignite or "brown coal".[5]

main article

Lignite or **brown coal** is brown in colour and the lowest quality of coal. The carbon content of lignite ranges from 65-70%,[4] therefore, compared to other types of coal it contains the greatest amount of compounds other than carbon—such as sulfur

and mercury.[6] Lignite is the youngest fossil fuel produced, with an age of approximately 60 million years. Its relatively short lifespan means it exhibits quite a low energy density at 18 MJ/kg.[4] Lignite's high moisture content and lower carbon content results in more carbon dioxide emissions than harder black coals.

Sub-Bituminous



Figure 3. Lump of black lignite or sub-bituminous coal.[7]

main article

Sub-bituminous coal or **black lignite** is a grey-black or dark brown coal. It ranges from hard to soft as it represents an intermediate stage between low quality lignite and higher quality bituminous coal. The carbon content of sub-bituminous coal varies from 70-76%.[8] Sub-bituminous coals are among the younger coals geologically—approximately 251 million years old. Therefore, the longer burial time compared to lignite increases it's energy density ranges from 18-23 MJ/kg.[4] This type of coal is the most commonly used, with 30% of coal resources being sub-bituminous.[9]

Bituminous



Figure 4. Lump of bituminous coal.[10]

main article

Bituminous coal is the second highest quality of coal, with a carbon content that ranges from 76-86%.[11] It is the most abundant type, and one of the longest buried fossil fuels—with an age of approximately 300 million years old. Therefore, its energy density is relatively high at 27 MJ/kg.[4] The high carbon and low moisture content of this particular type of coal makes it ideal in the production of steel and cement, as well as in electricity generation and coke production.[12]

Anthracite



Figure 5. Lump of anthracite coal.[13]

main article

Anthracite is a dark black form of coal and the highest quality coal. It is very hard, has a low moisture content, and a carbon content of nearly 95%.[14] When burned, anthracite can reach a very high temperature. In addition, anthracite is usually the oldest type of coal, having formed from biomass that was buried 350 million years ago. Its prolonged burial time means it exhibits a very high energy density of 33 MJ/kg—the highest of any type of coal.[4] Since so much energy is released when burned, this fuel is exceptional at heating up quickly and burning very hot.[15] Anthracite is used for space heating as it is one of the cleanest types of coal to burn—producing less smoke than other types. Its clean burning properties allows anthracite to burn longer than wood, making it appealing to use in home heating stoves.[16]

For Further Reading

- Coal
- Carbon
- Carbon cycle
- Fossil fuel formation
- World electricity generation
- Or explore a random page

References

1. ↑ This table is taken almost exactly from Chapter 2 of P. Breeze, Coal-fired Generation. Academic Press, 2015.
2. ↑ Wikimedia Commons. (May 13, 2015). *Peat Cuttings* [Online]. Available: http://commons.wikimedia.org/wiki/File:Peat cuttings near Unasary - geograph.org.uk - _176303.jpg#/media/File:Peat_cuttings_near_Unasary_-_geograph.org.uk_-_176303.jpg
3. ↑ Stephen Marshak. (May 13, 2015). *Earth: Portrait of a Planet*, 3rd ed. New York, NY, U.S.A:W.W. Norton & Company, 2008
4. ↑ Jump up to:4.0 4.1 4.2 4.3 4.4 4.5 P. Breeze, Coal-Fired Generation. Elsevier Science, 2015.
5. ↑ Wikimedia Commons. (May 13, 2015). *Lignite* [Online]. Available: http://commons.wikimedia.org/wiki/File:Lignite_Klingenberg.jpg
6. ↑ R. Wolfson. *Energy, Environment and Climate*, 2nd ed. New York, U.S.A.: Norton, 2012, pp. 95-96
7. ↑ James St. John. (May 13, 2015). *Lignite Coal*. Available: https://www.flickr.com/photos/jsjgeology/8512397381/
8. ↑ J. Kraushaar, R. Ristinen. (May 13, 2015). *Energy and the Environment*, 2nd ed. Hoboken, NJ, U.S.A.: John Wiley & Sons, 2006
9. ↑ Wendy Lyons Sunshine. (May 13, 2015). *Sub-Bituminous Coal* [Online]. Available: http://energy.about.com/od/Coal/a/Sub-Bituminous-Coal.htm
10. ↑ Wikimedia Commons. (May 13, 2015). *Bituminous Coal* [Online]. Available:http://commons.wikimedia.org/wiki/File:Bituminous_Coal.JPG
11. ↑ J. Kraushaar, R. Ristinen. (May 11, 2015).*Energy and the Environment*, 2nd ed. Hoboken, NJ, U.S.A.: John Wiley & Sons, 2006
12. ↑ Canadian Federation of Earth Sciences. (May 11, 2015). *Four Billion Years and Counting: Canada's Geological Heritage*, 1st ed. Toronto, ON, Canada.: Nimbus Publishing, 2014
13. ↑ Wikimedia Commons. (May 13, 2015). *Anthracite Coal* [Online]. Available: http://commons.wikimedia.org/wiki/File:Anthracite_Coal.JPG
14. ↑ J. Kraushaar, R. Ristinen. (May 11, 2015). *Energy and the Environment*, 2nd ed. Hoboken, NJ, U.S.A.: John Wiley & Sons, 2006, pp. 50
15. ↑ Stephen Marshak. (May 13, 2015). *Earth: Portrait of a Planet*, 3rd ed. New York, NY, U.S.A:W.W. Norton & Company, 2008
16. ↑ Wendy Lyons Sunshine. (May 13, 2015). *Anthracite Coal* [Online]. Available: http://energy.about.com/od/Coal/a/Anthracite-Coal.htm

Volumes and Calculations

9/26/2024

Big Groundhog Impoundment
Carbon and Slurry/Fines Volumes

Design Capacity of the Impoundment	10,763 acre-feet
Current Total Impounded Liquid Volume	8,892 acre-feet
Current Slurry/Fines Volume (Minus water impounded)	5,700 acre-feet
Current Slurry/Fines Volume (Minus water impounded)	248,292,000 cubic feet
Weight of Slurry/Fines (Volume @ Slurry density)[1]	13,656,060 Tons
Dry Weight of Slurry/Fines Volume (Assume Water is 60% by weight)[2]	5,462,424 Tons
Coal @ 20 Ash in Slurry/Fines Based on Washabilities (Assume 20%)[3]	1,092,485 Tons
Coal in Slurry/Fines (1-%Ash)	873,988 Tons
Recoverable Pure Carbon[4]	**480,693 Tons**

Notes:

1	Density of Slurry/Fines (lbs/ft^3)	110
2	Percent weight of water in Slurry/fines	60.0%
3	% of Coal @20 Ash Product	20.0%
4	% of Carbon Content	55.0%

Big Groundhog Slurry Impoundment Map


N 460,000
N 460,000
JOHNS CREEK
C & O RAILROAD
LITTLE GROUNDHOG BRANCH
N 459,000
N 459,000
CREST
CREST
BIG BUCK MINE
No. 3 ELKHORN SEAM
N 458,000
N 458,000
GILLETTE MINE
No. 3 ELKHORN SEAM
N 457,000
N 457,000
A.C.E. COLLERY
LICK BRANCH
N 456,000
A.C.E. COLLERY
N 456,000
PLAN VIEW DRAWING

Aerial Site Image


Big Groundhog Slurry
Legend
Big Groundhog Impoundment
Permit Boundary
Recoverable Slurry/Fines
Big Groundhog Impoundment
Recoverable Slurry/Fines
Google Earth
Image © 2024 Airbus
N
1000 ft